UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 16, 2009 (November 13, 2009)

WesBanco, Inc.
 (Exact name of registrant as specified in its charter)

West Virginia	000-08467	55-0571723
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Bank Plaza, Wheeling, WV	26003
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code       (304) 234-9000

Former name or former address, if changed since last report  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On and effective as of October 27, 2009, and as reported in an 8-K dated November 2, 2009, Ralph E. Coffman separated from WesBanco, Inc. (the “Company”) as part of a reorganization of the regional operations of the Company.  Mr. Coffman served as President West Region of the Company and was a named executive officer in the proxy for the annual meeting of stockholders held April 15, 2009.  The position of President West Region has been eliminated.

A Separation Agreement and Release and Waiver of Claims (the “Agreement”) was executed with an effective date of November 13, 2009, and includes the following material terms.  Mr. Coffman will receive a lump sum payment equal to nine months of salary in the gross amount of $164,423.  The Company will pay its share of health insurance premiums for nine months of continued health coverage.  In addition, the Company will pay all other benefits to which Mr. Coffman is entitled under applicable benefit programs for a period of nine months, including the vested balance of his KSOP account and certain outplacement consulting services not to exceed $5,000.

Furthermore, under the Agreement, Mr. Coffman and the Company released and discharged each other from any liabilities and claims related to his employment with the Company and his separation from the Company, subject to customary exceptions.

Item 9.01 Financial Statements and Exhibits

d)	Exhibits:

10.1 – Separation Agreement and Release and Waiver of Claims between Ralph E. Coffman, Jr.
and WesBanco Bank, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WesBanco, Inc.
(Registrant)

Date: November 16, 2009	/s/ Robert H. Young
Robert H. Young
Executive Vice President and
Chief Financial Officer